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FERRO CORPORATION

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Ferro Corporation Delivering on Our Value Creation Strategy April 26, 2013

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Safe Harbor Cautionary Note on Forward-Looking Statements Certain statements in this presentation may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending; Ferro’s ability to successfully implement its value creation strategy; Ferro’s ability to successfully implement and / or administer its cost-saving initiatives, including its restructuring programs, and produce the desired results, including projected savings; restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity; Ferro’s ability to access capital markets, borrowings, or financial transactions; the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques; the availability of reliable sources of energy and raw materials at a reasonable cost; currency conversion rates and economic, social, regulatory, and political conditions around the world; Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully; increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety, and the environment; Ferro’s ability to successfully introduce new products or enter into new growth markets; sale of products into highly regulated industries; limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities; Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions; competitive factors, including intense price competition; Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company; management of Ferro’s general and administrative expenses; Ferro’s multi-jurisdictional tax structure; the impact of the Company’s performance on its ability to utilize significant deferred tax assets; the effectiveness of strategies to increase Ferro’s return on capital; the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations; stringent labor and employment laws and relationships with the Company’s employees; the impact of requirements to fund employee benefit costs, especially post-retirement costs; implementation of new business processes and information systems; the impact of interruption, damage to, failure, or compromise of the Company’s information systems; manufacture and sale of products into the pharmaceutical industry; exposure to lawsuits in the normal course of business; risks and uncertainties associated with intangible assets, including the final amount of any impairment or other charges; Ferro’s borrowing costs could be affected adversely by interest rate increases; liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses; Ferro may not pay dividends on its common stock in the foreseeable future; and other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This presentation contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this presentation. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2012. Non-GAAP Financial Measures This presentation includes certain non-U.S. GAAP financial measures. The calculation of these measures, and a reconciliation to the most directly comparable measures calculated in accordance with U.S. generally accepted accounting principles (GAAP), can be found on the Appendix.

Ferro Board of Directors Ferro Management On the Call Today William Lawrence, Chairman of the Board, Chairman of Governance & Nominating Committee Richard Hipple, Chairman of Compensation Committee Ronald Vargo, Chairman of Audit Committee, Director Nominee Richard Brown, Director Nominee Gregory Hyland, Director Nominee Peter Thomas, President and Chief Executive Officer, Director Jeff Rutherford, Vice President, Chief Financial Officer Mark Duesenberg, Vice President, General Counsel and Secretary

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Ferro Today Redefining Our Strategy: Leveraging Our Core Our Strategy in Action Ferro’s Board The FrontFour Group’s Proxy Contest Why We Rejected Schulman’s Opportunistic and Inadequate Offer Ferro’s Continued Execution of Its Value Creation Strategy Agenda

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Ferro Today

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Ferro Today Performance Materials 2012 Value Added Sales: $1,058M Performance Chemicals 2012 Value Added Sales: $ 491M Current Organization Structure Performance Coatings Performance Colors and Glass Pigments, Metal Powders and Oxides Polymer Additives Engineered Polymer Products 2012 Sales by End Markets 2012 Sales by Region1 Ferro is a Leading, Global Supplier of Performance Materials and Chemicals (1) Not pro forma for sale of Solar Pastes or Pharmaceuticals Note: Value added sales exclude Solar Pastes and Pharmaceuticals

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Tile Coatings Digital Inks Porcelain Enamel Performance Coatings Performance Colors and Glass Glass Enamels Conductive Pastes Forehearth Colors Performance Materials Pigments, Metal Powders and Metal Oxides Conductive Powders & Flakes Inorganic Colored Pigments 2012 Sales by End Markets 2012 Sales by Region1 Key Products Select Applications (1) Not pro forma for sale of Solar Pastes or Pharmaceuticals

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PVC Additives Antibacterial agents Water treatment, oilfield additives Polymer Additives Specialty Plastics Engineered Specialty Plastics Gelcoats Liquid colors Performance Chemicals 2012 Sales by End Markets 2012 Sales by Region1 Key Products Select Applications (1) Not pro forma for sale of Solar Pastes or Pharmaceuticals

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Redefining Our Strategy: Leveraging Our Core

Where We Were 2009 – 2012 Where We Are 2013 Where We Are Going 2014 & Beyond Strategy emphasized growth from Solar & Electronic Materials Segment Rapid rise in solar demand created paradigm shift Significant investment in capital and commercial capabilities Solar market collapse Strategy redefined to capitalize on Ferro’s core businesses Leadership changed and empowered to execute strategy Immediate execution and continued oversight of Ferro’s value creation Results exceeding initial forecasts Continue execution of Ferro’s value creation strategy Realize significant margin improvement and earnings growth Execute on high-return investment opportunities in key markets / regions Deliver consistent growth in shareholder value We Took Clear, Decisive Steps to Redefine and Implement Ferro’s Strategy Ferro’s Board Has Taken Action to Deliver Value to Shareholders

Where We Were: Market Focused on Ferro’s Solar and Electronic Materials Businesses Source: Bloomberg as of October 9, 2012 (1) Small-Cap Peers include: Cabot Micro, OM Group, Omnova, PolyOne, Quaker, and Schulman (2) Solar Index include: MEMC, Renewable Energy, STR Holdings, and Wacker The Solar Industry Experienced Rapid Change Government subsidies and new investments in “alternative energy” Extraordinary demand and paradigm shift in the solar industry Solar rapidly evolved into a different business Required increased level of capital investment and commercial capabilities Deterioration in Solar and Electronic Material markets Resulted in margin compression and increased earnings volatility Prior to Exploring Strategic Options for Solar Pastes, Ferro Shares Traded In Sympathy with the Shares of Solar Companies

BACKGROUND SUMMARY 1999-Present: Positions of increasing operations responsibility with Ferro including Polymer Additives, Fine Chemicals, Plastics, Organic Specialties and PCEM 1991-1999: VP, Worldwide Oleo Chemicals and Derivatives, Witco Corporation 1988-1991: Executive VP, Inland Leidy / Ashland Chemical 1982-1988: Business Unit Manager, Worldwide Surfactants, GAF Corporation / International Specialty Products 1977-1982: Chemist, Noxell Corporation / Procter & Gamble MBA, Loyola College; BS Chemistry, Duquesne University FERRO ACCOMPLISHMENTS Architect of Company’s value creation strategy Reorganized commercial and operational functions to align with strategy Leading customer and product rationalization initiatives Managing global cost-outs Oversaw Company’s entry into North Africa via Egyptian plant acquisition and build-out Expanded pigmented inks manufacturing into China, Mexico and Thailand Led revitalization / turnaround of Fine Chemicals, Pharma, Polymer Additives, Plastics Successfully led businesses during 2008 / 2009 downturn and 2010 upturn Acquisition commercial leader for Solutia’s Polymer Modifiers business Divestiture leader for both Petroleum Additives and Fine Chemicals We Have Empowered a New Team to Lead the Execution of Our Strategy BACKGROUND SUMMARY 2008-2012: VP and CFO, Park-Ohio Holdings Corp. 2007-2008: Sr. VP and CFO, UAP Holding Corp. 2005-2007: President and CEO, LESCO, Inc 2002-2005: LESCO’s SVP and CFO 1998-2002: Sr. VP, Treasurer and CFO, OfficeMax, Inc. 1983-1996: Arthur Andersen & Co. BA, Business Administration and Accounting, Baldwin-Wallace University Certified Public Accountant FERRO ACCOMPLISHMENTS Architect of Company’s financial value creation strategy Leading global Business Process Outsourcing initiative Developed strategic modeling process to value portfolio businesses to enhance value creating strategies Leveraged strong relationships and open communications with banking community to gain support for Company’s value creation strategy Co-sourced Ferro’s internal audit function to achieve cost / process improvements Leading development and implementation of international tax strategy Overhauled budgeting / financial planning & analysis functions to improve reporting and drive efficiencies Peter T. Thomas President and CEO, Director Age: 57 Time in Current Position: 5 months Years with Ferro: 14 Jeff Rutherford VP and CFO Age: 52 Time in Current Position: 12 months Years with Ferro: 1

The Board and Management Have Taken Immediate and Decisive Action

September 2012
Entered into exclusive negotiations to sell Pharmaceuticals business

October 9, 2012
Announced exploration of strategic options for Solar Pastes business and cost savings initiatives of $30 million

November 2012
Formally launched sale of Solar Pastes business

November 13, 2012
Replaced Chairman & CEO

December 2012
Announced increase in cost savings initiatives already underway to $50mm

January 23, 2013
FrontFour sent shareholder letter advocating actions already underway

February 6, 2013
Completed sale of Solar Pastes business; Projected additional cost savings; Confirmed 2012 guidance; Provided initial 2013 – 2015 guidance

March 5, 2013
Announced FY2012 earnings of $0.09 / share; Affirmed 2013 full-year guidance of $0.25 - $0.30 / share

April 4, 2013
Completed sale of Pharmaceuticals business

April 8, 2013
Announced Capgemini agreement; Raised 2013 earnings guidance; Increased cumulative cost savings to $85 million by 2014

April 24, 2013
Announced Q1 earnings of $0.10 / share; Increased full-year guidance to $0.35 - $0.40 / share; Named Peter Thomas President & CEO and Director; Named William Lawrence Chairman

The Ferro Board Took Significant Action to Reposition the Business and Leadership Team to Respond to Rapidly Changing Market Conditions

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Q1 Highlights Q1 2013 Results Demonstrate the Initial Success of Our Plan in Action Early Stages of Strategy Already Delivering Tangible Results Adjusted EBITDA ($mm) Adjusted EPS Adjusted earnings per share from continuing operations of $0.10, exceeding prior guidance of $0.05 to $0.07 Adjusted gross profit as % of value-added sales of 20.8%, up from 19.5% and 20.7% in the quarter and year prior periods, respectively SG&A decreased considerably to $62 million from $72 million in the prior year period Adjusted operating profit up 10%, as execution of value creation strategy delivers tangible results Cost-saving actions to date to generate 2013 savings of over $30 million Reaffirmed cost reduction projections of $70 million in 2014 Increased 2013 full-year adjusted earnings guidance to $0.35 to $0.40 per share

“FOE’s 1Q beat their guidance range (and us / the street) and they slightly raised their FY outlook (now solidly ahead of the street) helped by cost savings. This result lends further support to management’s internal value creation strategy, which after all the actions executed over the last few months has led to Peter Thomas being formally named President / CEO.” Credit Suisse, April 25, 2013 “.we believe shifting SG&A responsibility away from individual business units should free up those units to focus on growth and maximizing gross profit, while SG&A costs are managed at a higher level. We note all business units performed above-plan in Q1 and recovered nicely from Q4 weakness.” First Analysis, April 25, 2013 Analysts Applaud the Execution of Our Plan and Note the Strength of Our Franchise

Execution of Ferro’s Strategy is Delivering Results Irrespective of Schulman’s Offer Source: Bloomberg as April 25, 2013 Note: Chart reflects indexed share price performance over last six months (1) Small-Cap Peers include: Cabot Micro, OM Group, Omnova, PolyOne, Quaker, and Schulman. “Reaching 2015 EPS in the forecast range of $0.75—$0.85 could get Ferro’s share price to around $8 to $10 (at ~10x – 12x P/E).” First Analysis, March 6, 2013 “.we estimate management could be looking at the $8.50—$9.00 / share range as a more reasonable range for the company’s “worth”.” Credit Suisse, March 5, 2013

Note: Sales = value added sales (1) Annualized ROIC based on Q1 2013 results Where We Are Going: Building to Our 2015 Targets Objective 2012A Q1 2013A 2015 Targets SG&A Expense as Percent of Sales 16.5% 15.5% < 12 % EBITDA Margin 5.6% 8.2% > 11 % EPS $ 0.07 $ 0.10 $ 0.90—$ 1.00 ROIC 3.1% 6.4%(1) > 15 % We Are Well On Our Way To Achieving Our 2015 Targets

Our Strategy in Action

Leadership Remains Focused on the Continued Execution of Ferro’s Strategy Divest Non-Core Businesses Streamline Operations and Reduce Operating Costs Pursue High-Return Growth Investment 1 2 3 We Are Executing On a Multi-Faceted Strategy to Deliver Immediate and Sustained Value to Shareholders

Initiated Status Key Benefits Solar Pastes Pharmaceuticals Announced exploration of strategic options on October 9, 2012 Completed sale to Heraeus on February 6, 2013 Cash proceeds of approximately $17 million Potential two-year earn-out incentive payment of up to $8 million Retained tax benefits of approximately $5 million Completed sale to PLI Holdings, Inc on March 29, 2013 (announced April 1) Sales efforts commenced early 2012, exclusive negotiations in September 2012 Cash proceeds of approximately $11 million Reduced precious metal leases by approximately $12 million Eliminates 2012 segment loss of $16 million Removes “solar industry drag” on Ferro’s stock price 1 Divest Non-Core Businesses Divesting Non-Core Businesses Allowed Us to Refocus on Our Core Competencies and Enabled More Rapid Execution of Cost Reduction Plan

Streamline Operations and Reduce Operating Costs 2 Reduced business units from 8 to 5 Creating “One Ferro” procurement and supply chain groups Created one Performance Materials manufacturing group Restructured Tile Coating and PE manufacturing infrastructure in Southern Europe Reduced revolving credit facility commitment Contracted with Capgemini to provide business process and information technology outsourcing services Transitioning functional support to regional / global structure Rationalizing Ferro’s real estate and lease portfolio Reduced the global commercial management structure of Color & Glass and EMS Completed Initiatives Ongoing Initiatives Over $30 million in Run Rate Cost Savings Realized as of 1Q 2013

Streamline Operations and Reduce Operating Costs 2 We Have Identified Over $85 million of Annual Cost Reduction Opportunities We Have Identified Over $85 million of Annual Cost Reduction Opportunities

1 3 Pursue High-Return Growth Investments Path to Commercialization $—Impact 3 4 3 4 5 3 4 4 4 4 4 3 4 3 1 3 4 2 2 2 5 5 5 3 Geography Product Initiative Business 1 Polymer Additives 2 Engineered Polymer Products 3 Pigments, Metal Powders & Oxides 4 Performance Colors & Glass 5 Performance Coatings 2014—2016 2013—2014

Our Execution Scorecard Objective Objective Completed In Process Divest underperforming Solar Pastes business Divest non-core Pharmaceuticals business Continue evaluation of invested capital portfolio Exit low margin products and rationalize production footprint Reduce business units from 8 to 5 Create “One Ferro” procurement and supply chain groups Create one Performance Materials manufacturing group Restructure Tile Coating and PE manufacturing infrastructure in Southern Europe Reduce revolving credit facility commitment Execute contracts with Capgemini to outsource IT and administration Reduce the global commercial management structure of Color & Glass and EMS Implement business process outsourcing initiative Identify and implement “lean” manufacturing initiatives Complete R&D staffing program Rationalize Ferro’s real estate and lease portfolio Reassess capital allocation and refocus on high-return growth projects Execute organic growth initiatives (product launches, geographic expansion) 1 2 3 Proven Ability to Move Quickly and Effectively

Ferro’s Board

Ferro’s Independent & Highly Qualified Board is the Right Team to Lead Ferro Independent 9 of 10 directors are independent Separate chairman and lead director roles New Perspectives 5 of 9 independent directors appointed since December 2009 The Right Experience 8 have been CEOs with 3 currently serving as such 7 have served on other company boards 2 have served as CFOs 9 have experience in the chemicals or materials industries Direct Involvement Driving the value creation strategy Made necessary management changes Vested Interest All directors own shares

Ronald Vargo Gregory Hyland Joined the Ferro Board in 2009 Chairman of the Board of Performance Fibers Previously served as CEO of Performance Fibers Former Vice President and President of the Performance Chemicals Business of W.R. Grace & Co. Former President & Global Business Unit Leader of GE Advanced Materials and Silicones Director of Kraton Polymers Joined the Ferro Board in 2009 Former CFO of two publicly traded corporations, VP and CFO of ICF International and EVP and CFO of Electronic Data Systems (“EDS”) Previously served as Treasurer of EDS and Treasurer and Head of Investor Relations at TRW Extensive experience in finance, global shared services, technology and outsourcing activities, and strategy and M&A at BP, TRW, EDS, and ICF International Director of EPAM Systems Richard Brown Director Candidates Are Highly Experienced and Proven Joined the Ferro Board in 2009 Chairman, President and CEO of Mueller Water Products Former Chairman, President and CEO of Walter Industries Previously served as President, U.S. Fleet Management Solutions of Ryder System Mr. Hyland also has held executive positions with Tyco International and Textron Corporation Mr. Hyland led the acquisition and integration of 15 companies / businesses worldwide over the past 15 years Directors Brown, Hyland and Vargo Have Been Instrumental in the Formation and Execution of Ferro’s Value Creation Strategy

Ferro's Independent Directors Have A History of Experience Leading Global Companies

Sandra Austin



- Ms. Austin is a Managing Director with Alvarez and Marsal
- Previously, Ms. Austin was President and Chief Executive Officer of PhyServ

Richard Hipple



- Mr. Hipple is the Chairman of the Board, President and Chief Executive Officer of Materion Corporation
- Previously, Mr. Hipple served as Chief Operating Officer of Materion Corporation

Jennie Hwang



- Dr. Hwang currently serves as President of H-Technologies Group
- Previously, Dr. Hwang served as Chief Executive Officer of International Electronic Materials Corp.

Peter Kong



- Mr. Kong is President of the Global Components business segment for Arrow Electronics
- Previously, Mr. Kong served as President of the Asia-Pacific Components business segment of Arrow Electronics

William Lawrence



- On November 12, 2012, Mr. Lawrence was named acting Chairman of the Board
- On April, 24, 2013, Mr. Lawrence was named Chairman of the Board
- Previously, Mr. Lawrence served as TRW's Executive Vice President, General Counsel & Secretary

Timothy Pistell



- Mr. Pistell currently serves on multiple non-profit boards
- Previously, Mr. Pistell served as the Executive Vice President–Finance & Administration and Chief Financial Officer of Parker Hannifin Corporation

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The FrontFour Group’s Proxy Contest

The "Committee" Has Not Offered Any New or Value-Added Suggestions

The FrontFour Group's "Ideas" For Ferro	In Process Prior To The FrontFour Group's Campaign
1 Cut Costs	✓ Evaluated outsourcing opportunities, executed contract with Capgemini Reduced revolving credit facility commitment
2 Reorganize Business Structure	✓ Reduced business units from 8 to 5 Created one Performance Materials manufacturing group
3 Refocus On Core Businesses	✓ Sale of Solar Pastes business initiated October 2012, completed February 2013 Sale of Pharmaceuticals business initiated early 2012, completed March 2013

Ferro Had Already Developed Each of these "Ideas" Last Fall as Part of Its Previously Announced Value Creation Strategy—a Detailed Business Strategy that the Company Is Already Implementing with Success

The Only "New" Idea the FrontFour Group Contributed Is to Sell the Company

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Quinn's Involvement in the CEO Process

Quinn as CEO candidate	■ On or about November 26, 2012, Jeffry N. Quinn had a telephone conversation with Richard Brown, a Director of the Company, to discuss the Company and its search for a Chief Executive Officer ■ On December 3, 2012, Mr. Quinn submitted himself as a candidate for the Company's open Chief Executive Officer position ■ The Company's executive search firm interviewed Mr. Quinn in person for the position on December 18, 2012
Quinn notifies our Board that he has accumulated a position	■ On December 18, 2012, Quinpario purchased 300,000 shares of the Company's Common Stock. To the Company's knowledge, this December 18 purchase was Quinpario's first-ever transaction involving the Company's Common Stock
Quinn attempts to circumvent the Board's established process	■ In his December 18, 2012, email to the Company's executive search firm, Quinn stated that he did "not have much of a desire to be part of a typical search process" or a "time consuming narrowing of a broad group of candidates," adding "I don't mean to be immodest, but I am uniquely qualified"
Company notifies Quinn he is not a contender for CEO	■ On January 15, 2013, the Company, through its executive search firm, informed Mr. Quinn that he was no longer a candidate for the Company's open Chief Executive Officer position
FrontFour Group nominates director candidates, including Quinn, for the Ferro Board	■ On January 23, 2013, FrontFour delivered a letter to the Company on behalf of an investor group that includes Mr. Quinn and his hedge fund, nominating Mr. Quinn, David A. Lorber and Nadim Z. Qureshi for election to the Board at the Annual Meeting

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Have not demonstrated a need for change Fail to acknowledge steps already taken by current Ferro Board —Sale of Solar Pastes, Sale of Pharma, cost-cutting and streamlining Have not demonstrated that they are the right people to implement change at Ferro Board has already taken action Made necessary management changes Recently added new directors (substantial director turnover) FrontFour / Quinpario have no productive suggestions for the strategic direction of Ferro Have only provided critiques – no plan to move Ferro forward The Ferro Board has outlined the value creation strategy which is already underway and delivering results Ferro’s nominees are more qualified All of the Ferro nominees have CEO / CFO experience, international experience or director experience Our Board and management team are focused on driving value for all shareholders FrontFour’s Nominees are NOT the Right Answer for Ferro Shareholders Ferro Has the Right Leadership in Place and the Board is Committed to Acting in the Best Interest of All Ferro Shareholders

The Board’s Process Regarding Schulman’s Opportunistic and Inadequate Offer

Joe Gingo, Schulman’s CEO, first expressed Schulman’s interest in acquiring Ferro during a meeting with Peter Thomas on December 7, 2012. Mr. Thomas expected that the purpose of the meeting was to discuss a separate topic. No specific proposal was made at that time William Lawrence, Ferro’s Chairman, called Mr. Gingo on December 10 to express that Ferro’s current focus was on the implementation and execution of its value creation strategy Ferro’s Board of Directors, aided by analysis from the Company’s advisors, considered a potential combination of Ferro and Schulman at a Board meeting on December 11- 12, 2012 Mr. Gingo called Mr. Lawrence on January 28, 2013, requesting an in-person meeting Mr. Gingo and Mr. Lawrence met in person on February 13, 2013, whereby Mr. Gingo delivered a letter outlining a combination at a high level Ferro’s Board of Directors reviewed the terms of the offer and related analysis provided by the Company’s advisors at a Board meeting on February 22, 2013 On February 26, 2013, the Board notified Schulman in writing that, after carefully reviewing the Schulman proposal in consultation with its advisors, the Board did not believe the Schulman proposal was in the best interest of Ferro’s shareholders We Conducted a Thorough Review of Schulman’s Proposal.

Board believes Ferro’s value creation strategy will deliver higher value than the Schulman proposal 50% stock consideration entails significant risk, which Schulman demonstrated by substantially missing earnings for the 2nd quarter Schulman’s end market exposure and exposure to Europe was a concern Schulman’s proposal was opportunistically timed and represents a mere 2.8% premium to Ferro’s 52-week high of $6.32 ..And Concluded It Was Not in the Best Interest of Shareholders Source: Bloomberg Note: As of March 1, 2013, the day of Schulman’s proposal “.Schulman’s $6.50 / share offer is on the low side.” Credit Suisse, March 5, 2013 “We think Schulman is being opportunistic and expect Ferro’s board and shareholders to demand better compensation for what we consider attractive market positions in tile coatings, porcelain enamels, color and glass systems, and electronic materials.” First Analysis, March 6, 2013

While Ferro Has Executed On Its Strategy, Schulman Has Stumbled Source: Bloomberg as of April 25, 2013

Ferro’s Continued Execution of Its Value Creation Strategy

The Ferro Board is highly qualified and uniquely credentialed to oversee the continued execution of Ferro’s value creation strategy The Board of Directors identified the need for change at Ferro The Board enacted a management change and implemented strategic initiatives to divest underperforming businesses, cut costs, and restructure operations The new management team, in consultation with the Board, formed a detailed value creation strategy and has been executing on that strategy Thus far, management has executed 2 major divestitures, Solar Pastes and Pharmaceuticals, and has exceeded cost cutting targets. We are continuing these efforts The dissident group has simply echoed our value creation strategy We have the right team in place, and there is no reason to derail our momentum and positive change Ferro’s Board Committed to Delivering Enhanced Value to Shareholders Vote Our White Proxy Card C

Appendix A: Director Biographies

Biographical Information Ms. Austin is a Managing Director with Alvarez and Marsal, a professional services firm. Ms. Austin joined the firm in January 2006. Prior to that, Ms. Austin was President and Chief Executive Officer of PhyServ, LLC, a health care billing, collections, receivables and information company. Ms. Austin was appointed Senior Vice President and General Manager of the Medical / Surgical and Psychiatry Management Centers of University Hospitals of Cleveland in 1988. From 1990 to 1994, she served as Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals. In 1994, she was appointed President of Caremark Clinical Management Services, a division of Caremark Rx, Inc. In 1995, Ms. Austin was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Austin was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, she became President and Chief Executive Officer of PhyServ, LLC and retired from that position in 2001, when the company was acquired. Ms. Austin formerly served as a director of Gambro AB (a medical technology and healthcare company) and NCCI Holdings, Inc. (a workers’ compensation database management firm). Ferro Board of Directors: The Right Experience to Lead Ferro Biographical Information Mr. Brown currently serves as Chairman of the Board of Directors of Performance Fibers, a global leader in high- performance industrial fibers and related materials. Mr. Brown served as Chief Executive Officer of Performance Fibers until his resignation on February 4, 2013. Mr. Brown also serves as Managing Director of Sun Capital Partners. Mr. Brown has worked in chemical and chemical- related businesses for the majority of his career and has strong international experience. Prior to joining Performance Fibers, Mr. Brown was Vice President and President of the Performance Chemicals Business of W.R. Grace & Co. from 2005 until 2007. Prior to his position with W.R. Grace & Co., Mr. Brown spent 19 years at General Electric Company, where he served as the President & Global Business Unit Leader of GE Advanced Materials and Silicones from 2003 until 2005 and President and General Manager of General Electric Sealants and Adhesives from 1999 until 2003. Mr. Brown also serves as a director of Kraton Polymers LLC, a leading producer of engineered polymers and styrenic block copolymers. Sandra Austin Audit Committee Governance & Nomination Committee Age: 65 First Became a Ferro Director: 1994 RICHARD C. BROWN Compensation Committee Age: 53 First Became a Ferro Director: 2009

Biographical Information Mr. Hipple is the Chairman of the Board, President and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high- performance engineered materials. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion since May 2006 and President of Materion since May 2005. Materion has a global manufacturing and sales footprint and its growth platform is a balance of organic initiatives and acquisitions. Mr. Hipple was Vice President of Strip Products of Materion from July 2001 until May 2002, when he became President of Alloy Products of Materion. Prior to joining Materion, Mr. Hipple was President of LTV Steel Company, a business unit of the LTV Corporation. Mr. Hipple also serves as a director of Key Corp., a bank- based financial services company. Ferro Board of Directors: The Right Experience to Lead Ferro (Continued) Biographical Information Dr. Hwang has over 30 years of experience in materials, electronics, chemicals and coatings through her management and / or ownership of businesses. She currently serves as the president of H-Technologies Group, encompassing international business, worldwide manufacturing services, intellectual property management and joint ventures. Dr. Hwang was also the Chief Executive Officer of International Electronic Materials Corporation (a manufacturing company she founded, which was later acquired). Earlier in her career, Dr. Hwang held senior executive positions with Lockheed Martin Corp., SCM Corp. and The Sherwin-Williams Company. Dr. Hwang holds a Ph.D. in engineering and M.S. degrees in liquid crystals and in chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is an international speaker and author of more than 350 publications and several textbooks on leading technologies and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and International Hall of Fame (Women in Technology). Dr. Hwang is a board member of Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company) and Case Western Reserve University and she serves on the National Materials and Manufacturing Board. Dr. Hwang formerly served on the board of Second Bancorp, Inc. JENNIE S. HWANG, Ph.D. Audit Committee Governance & Nomination Committee Age: 65 First Became a Ferro Director: 2001 RICHARD J. HIPPLE Compensation Committee (Chair) Age: 60 First Became a Ferro Director: 2007

Biographical Information Mr. Hyland has comprehensive operations, sales and international experience in multiple industries. Mr. Hyland currently serves as Chairman, President and Chief Executive Officer of Mueller Water Products, Inc., a position he assumed in December 2006 when Walter Industries, Inc. divested that business to its shareholders. From September 2005 until December 2006, Mr. Hyland served as Chairman, President and Chief Executive Officer of Walter Industries, Inc. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc. from June 2005 to September 2005 and as Executive Vice President, U.S. Fleet Management Solutions of Ryder from October 2004 to June 2005. Mr. Hyland also has held executive positions with Tyco International and Textron Corporation. Ferro Board of Directors: The Right Experience to Lead Ferro (Continued) Biographical Information Mr. Kong is President of the Global Components business segment for Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Prior to being named to his current position in May 2009, Mr. Kong served as President of Arrow’s Asia-Pacific components business, overseeing strategy and operations in 11 countries and territories in that region. From 1998 to 2006, Mr. Kong served as President of Asia- Pacific Operations for Lear Corp., a global automotive supplier, where he developed and implemented the company’s Asia-Pacific growth strategy. From 1993 to 1998, he was President of MAPS International, Inc., a consulting firm specializing in business development, strategy planning and operations management. Earlier in his career, he held leadership roles with automotive systems supplier Magna International, Inc., as well as Domtar, Inc. and Esso Chemicals. Mr. Kong holds a master’s degree in business administration from the University of Toronto, a master’s degree in chemical engineering from the University of Wisconsin and a bachelor’s degree in chemical engineering from Washington State University. GREGORY E. HYLAND Compensation Committee Governance & Nomination Committee Age: 62 First Became a Ferro Director: 2009 PETER T. KONG Audit Committee Governance & Nomination Committee Age: 62 First Became a Ferro Director: 2012

Biographical Information On November 12, 2012, Mr. Lawrence was named Acting Chairman of the Board, and on April, 24, 2013, he was named Chairman of the Board Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets. Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989 and a member of TRW’s Management Committee. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary. Mr. Lawrence also serves as a director of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high-performance engineered materials. Ferro Board of Directors: The Right Experience to Lead Ferro (Continued) Biographical Information Mr. Pistell served as the Executive Vice President–Finance & Administration and Chief Financial Officer of Parker Hannifin Corporation, a leading diversified manufacturer of motion and control technologies and systems until his retirement on March 31, 2011. Mr. Pistell was appointed the Executive Vice President– Finance & Administration in April 2005 and the Chief Financial Officer in April 2003. Prior to his appointment as Chief Financial Officer of Parker Hannifin, Mr. Pistell served as the company’s Vice President–Treasurer from July 1993 to April 2003. During his time at Parker Hannifin, Mr. Pistell oversaw >100 acquisitions representing >$4bn of revenues at Parker Hannifin. WILLIAM B. LAWRENCE Compensation Committee Governance & Nomination Committee (Chair) Age: 68 First Became a Ferro Director: 1999 TIMOTHY K. PISTELL Audit Committee Age: 65 First Became a Ferro Director: 2010

Biographical Information Mr. Vargo has experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance and operations for global corporations. Mr. Vargo served as Vice President and Chief Financial Officer of ICF International from April 2010 until May 2011. Prior to joining ICF International, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”) and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS in 2004 as Vice President and Treasurer and was promoted to Chief Financial Officer in 2006. Before joining EDS, Mr. Vargo served as Corporate Treasurer and Vice President of Investor Relations at TRW Inc., now part of Northrop Grumman, until 2003. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc (“BP”) and the Standard Oil Company, which was acquired by BP. Mr. Vargo also serves as a director of EPAM Systems, Inc. (a global IT services provider). Ferro Board of Directors: The Right Experience to Lead Ferro (Continued) RONALD P. VARGO Audit Committee (Chair) Compensation Committee Age: 59 First Became a Ferro Director: 2009 Biographical Information Mr. Thomas served as interim President and CEO of Ferro since November 2012, and prior to that, served as Ferro’s Operating Vice President of Polymer and Ceramic Engineered Materials Mr. Thomas began his career with Ferro in 2000 as Director of Sales for Polymer Additives, and has held positions of increasing responsibility, including Commercial Director for Performance and Fine Chemicals, and Vice President of Organic Specialties Before joining Ferro, Mr. Thomas was Vice President of the Oleochemical-Derivatives business unit for Witco, where he also served as Vice President of Sales and Global Market Director Before joining Witco, he served in a variety of roles at Inland Leidy Chemical Distribution, GAF Corporation, and Noxell Corporation PETER T. THOMAS President and CEO Age: 57 First Became a Ferro Director: 2013

Appendix B: Non-GAAP Reconciliations

Non-GAAP Reconciliations

Non-GAAP Reconciliations

Reconciliation of Reported Loss to Adjusted Income

(Dollars in thousands, except per share amounts)

	Cost of sales	Selling, general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense (benefit)	Net income attributable to common shareholders	Diluted earnings (loss) per share
Three months ended March 31, 2013							
As reported	$ 338,287	$ 61,592	$ 9,454	$(1,766)	$ 1,016	$ 883	$ 0.01
Special items:							
Restructuring	-	-	$(9,454)	-	$ 3,403	$ 6,051	$ 0.07
Other[1]	$(1,127)	$(1,069)	-	$ 8,856	(2,398)	(4,262)	(0.05)
Taxes[2]	-	-	-	-	2,569	(2,569)	(0.03)
Solar Pastes[3]	-	-	-	-	-	205	-
Discontinued Operations	-	-	-	-	-	8,421	0.10
Noncontrolling interest	-	-	-	-	-	(394)	-
Total special items	$(1,127)	$(1,069)	$(9,454)	$ 8,856	$ 3,574	$ 7,452	$ 0.09
As adjusted	$ 337,160	$ 60,523	-	$ 7,090	$ 4,590	$ 8,335	$ 0.10
Three months ended March 31, 2012							
As reported	$ 374,704	$ 72,508	$ 311	$ 6,830	$ 2,809	$ 3,846	$ 0.04
Special items:							
Restructuring	-	-	$(311)	-	$ 112	$ 199	-
Other[1]	$(706)	$(1,757)	-	-	887	1,576	0.02
Taxes[2]	-	-	-	-	(623)	623	0.01
Discontinued Operations	-	-	-	-	-	(707)	(0.01)
Total special items	$(706)	$(1,757)	$(311)	-	$ 376	$ 1,691	$ 0.02
As adjusted	$ 373,998	$ 70,751	-	$ 6,830	$ 3,185	$ 5,537	$ 0.06

(1) Includes certain severance costs, impairments, ongoing costs at facilities that have been idled, gain/loss on divestitures, and certain business development activities.
(2) Adjustment of reported earnings and of special items to a normalized 36% rate for 2013 and 2012.
(3) Adjustment to exclude the operations of the Solar Pastes product line prior to the completion of the transaction on February 6, 2013 where certain Solar Paste assets were sold and the Company exited the product line. We believe this adjustment, in combination with the adjustment to exclude the gain on the sale of Solar Paste assets of $8,945 included within the adjustments to the Other Expense, Net, provides investors with additional information on the underlying operations of the business.

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Reconciliation of Reported Loss to Adjusted Loss

(Dollars in thousands, except per share amounts)

	Three months ended December 31, 2012						
	Cost of sales	Selling, general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax (benefit) expense	Net (loss) income attributable to common shareholders	Diluted (loss) earnings per share
As reported	$ 346,541	$ 96,352	$ 21,990	$ 8,618	$(4,133)	$(63,876)	$(0.74)
Special items:							
Impairments	-	-	$(16,403)	-	$ 5,905	$ 10,498	$ 0.12
Restructuring	-	-	(5,587)	-	2,011	3,576	0.04
Pension[1]	$(3,758)	$(23,480)	-	-	9,806	17,432	0.20
Other[2]	(1,861)	(8,222)	-	-	3,630	6,453	0.08
Taxes[3]	-	-	-	-	(20,205)	20,205	0.23
Discontinued Operations	-	-	-	-	-	371	0.00
Total special items	$(5,619)	$(31,702)	$(21,990)	$ 0	$ 1,147	$ 58,535	$ 0.67
As adjusted	$ 340,922	$ 64,650	$ 0	$ 8,618	$(2,986)	$(5,341)	$(0.07)

(1) Pension and other postretirement benefits mark-to-market adjustment of the related net liabilities.
(2) Includes certain severance costs, impairments, ongoing costs at facilities that have been idled, loss / gain on divestitures, and certain business development activities.
(3) Adjustment of reported earnings and of special items to a normalized 36% rate for 2012.

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Reconciliation of Reported Loss to Adjusted Income

(Dollars in thousands, except per share amounts)

	Twelve months ended December 31, 2012						
	Cost of sales	Selling, general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense (benefit)	Net (loss) income attributable to common shareholders	Diluted (loss) earnings per share
As reported	$ 1,470,769	$ 302,658	$ 225,819	$ 32,934	$ 109,485	$(374,268)	$(4.34)
Special items:							
Impairments	-	-	$(215,279)	-	$ 77,500	$ 137,779	$ 1.60
Restructuring	-	-	(10,540)	-	3,794	6,746	0.08
Pension[1]	$(3,758)	$(23,480)	-	-	9,806	17,432	0.20
Other[2]	(9,065)	(14,191)	-	$(808)	8,663	15,401	0.18
Taxes[3]	-	-	-	-	(204,363)	204,363	2.37
Discontinued Operations	-	-	-	-	-	(1,188)	(0.01)
Total special items	$(12,823)	$(37,671)	$(225,819)	$ 808	$(104,600)	$ 380,533	$ 4.42
As adjusted	$ 1,457,946	$ 264,987	$ 0	$ 32,126	$ 4,885	$ 6,265	$ 0.07

(1) Pension and other postretirement benefits mark-to-market adjustment of the related net liabilities.
(2) Includes certain severance costs, impairments, ongoing costs at facilities that have been idled, loss / gain on divestitures, and certain business development activities.
(3) Adjustment of reported earnings and of special items to a normalized 36% rate for 2012.

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